EXHIBIT 99.1

For Immediate Release

 Patrick Industries, Inc. Reports Fourth Quarter and Twelve Months 2011 Financial Results

ELKHART, IN – February 23, 2012 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the fourth quarter and twelve months ended December 31, 2011.

Net sales for the quarter were $78.3 million compared to $58.1 million in the same quarter of 2010, an increase of $20.2 million or 35%.  The increase was primarily attributable to a 44% increase in the Company’s revenue from the RV industry, which represented approximately 60% of its fourth quarter sales.  The revenue improvements resulted from the contributions from business acquisitions completed in 2011, an 8% increase in quarterly wholesale unit shipments in the RV industry, additional RV market penetration, increased commodity prices, and improved retail fixture sales in the industrial market.  Additionally, the MH industry, which represented 26% of the Company’s fourth quarter sales, saw unit shipments increase approximately 45% from the fourth quarter of 2010.  The industrial market sector, which is primarily tied to the residential housing and retail fixture markets and accounted for 14% of the Company’s fourth quarter 2011 sales, saw a 23% increase in new housing starts in the quarter compared to the prior year.

As previously announced, Patrick acquired Elkhart, Indiana-based Performance Graphics in December 2011.  Performance Graphics, a designer, producer and installer of exterior graphics for the RV, marine, automotive, racing and enclosed trailer industries, was the Company’s third acquisition of the year following the acquisition of Praxis Group (“Praxis”) in June 2011 and A.I.A. Countertops, LLC (“AIA”) in September 2011.  Together, AIA, a fabricator of countertops, backsplashes and other products for the RV and commercial markets, and Praxis, a manufacturer and distributor of countertops, foam products, shower doors and furniture products for the RV industry, accounted for approximately $6.3 million of the sales increase in the fourth quarter of 2011.  Performance Graphics did not contribute materially to Patrick’s fourth quarter 2011 operating results.

For the fourth quarter of 2011, Patrick reported net income of $1.5 million or $0.14 per diluted share, compared to a net loss of $0.9 million or $0.10 per diluted share in the fourth quarter of 2010.  Fourth quarter 2011 net income included a non-cash charge of $0.8 million or $0.07 per diluted share related to mark-to-market accounting for common stock warrants.  The fourth quarter 2010 net loss included a non-cash credit of $0.1 million or $0.01 per diluted share related to stock warrant accounting and a gain on the sale of fixed assets of $0.1 million or $0.01 per diluted share.

The impact of new product lines, as a result of the acquisitions noted above, positively contributed to gross profit and net income during the fourth quarter of 2011, as well as continued improved profitability at two of the Company’s Midwest manufacturing divisions, one of which had underperformed in 2010 compared to historical levels.  Both divisions benefited from margin improvements that were in line with the Company’s expectations and ongoing organizational and process changes that enhanced labor efficiencies, reduced scrap and returns, and increased material yields.

Net sales for full year 2011 were $307.8 million, an increase of $29.6 million or 11% over the $278.2 million reported in 2010.  The year-over-year increase was primarily attributable to the acquisitions completed in 2011 as noted above, the acquisition of Blazon International Group in the third quarter of 2010, improved retail fixture business, and improved market penetration in the RV market.  According to industry associations, wholesale unit shipments in the RV industry, which represented approximately 61% of the Company’s 2011 sales, increased approximately 4% compared to the prior year period.  In addition, a 16% growth in sales to the industrial market in 2011 contributed to the year-over-year increase in the Company’s consolidated sales compared to the prior year.  The industrial market sector, which accounted for 15% of the Company’s twelve months sales, saw new housing starts increase by approximately 3% for 2011 when compared to the prior year.  Revenue from the MH market was down 6% for the full year due in part to the impact of the vertical integration efforts of one of the Company’s larger MH customers that is now producing in-house one of the product lines that the Company had previously been supplying.  Additionally, while unit shipments in the MH industry, which represented 24% of the Company’s 2011 sales, were up approximately 3% from 2010, MH floor shipments declined approximately 3% year-over-year.

Patrick reported net income of $8.5 million or $0.83 per diluted share compared to $1.2 million or $0.12 per diluted share for the 2010 year, reflecting an increase of $7.3 million or $0.71 per diluted share.  Net income for the twelve months of 2011 benefited from the impact of improved profitability at two of the Company’s Midwest manufacturing divisions and the acquisitions discussed above.

Full year 2011 net income included non-cash charges related to the refinancing of Patrick’s previous credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter and the write-off of $0.6 million or $0.06 per diluted share of financing costs, as well as a non-cash charge of approximately $0.7 million or $0.07 per diluted share related to stock warrant accounting.  The non-cash charges were partially offset by a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share.  Net income for the twelve months of 2010 included a net gain on the sale of fixed assets of $2.9 million or $0.29 per diluted share, and a non-cash credit of $0.3 million or $0.03 per diluted share related to stock warrant accounting.

“We are pleased with our improved fourth quarter and full year profitability compared to 2010 as we are realizing the benefits of strategic and operational initiatives executed in late 2010 and 2011.  Our improved performance reflects a total team effort by our team members and the continued support of our customers and suppliers as we strive to build quality relationships and bring value added products to our customers in conjunction with our Customer First performance oriented culture,” said Todd Cleveland, President and Chief Executive Officer.

“In 2011, as part of our overall strategic plan, we were able to successfully integrate acquired businesses to utilize our manufacturing and distribution capabilities to both grow our sales base and net income, and increase our market share and per unit content within the RV industry.  We also expanded our existing product lines, both in our core markets and in related markets.  In addition, during 2011 we invested over $7 million to complete the three acquisitions, and an additional $2.4 million for capital expenditures, which included spending related to the replacement of our current management information systems and enhancements to production line equipment at several of our manufacturing operations,” Mr. Cleveland further stated.

The Company’s total assets approximated $85.8 million at December 31, 2011 and $74.8 million at December 31, 2010.  Furthermore, total debt outstanding at December 31, 2011 was approximately $33.0 million compared to $36.2 million at December 31, 2010.

“In 2012, we anticipate the investments we made in our businesses in 2011, and the investments we plan to make during the coming year, to positively impact both our top and bottom line results.  While our operating results in 2012 will, in part, depend on the state of the economy and consumer confidence levels, we will continue to focus our efforts on the addition of new product lines and strategic acquisitions that will bring value to our customers in terms of innovation, price, flexibility and creativity both in the short-term and on a long-term basis.  Additionally, as we begin a new year and look forward to the challenges that lie ahead, our reputation in the marketplace and our operational talent and financial resources are assets that we intend to fully utilize to bring value to our customers as we strive to grow market share, enhance production and labor efficiencies, control costs, and improve net income,” stated Mr. Cleveland.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, wiring, electrical and plumbing products, electronics, cement siding, interior passage doors, roofing products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date hereof or otherwise.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

(thousands except per share data)	FOURTH QUARTER ENDED		TWELVE MONTHS ENDED
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	Dec. 31, 2011	Dec. 31, 2010	Dec. 31, 2011	Dec. 31, 2010
NET SALES	$78,278	$58,082	$307,822	$278,232
Cost of goods sold	67,068	52,422	263,514	248,594
Gross profit	11,210	5,660	44,308	29,638

Operating expenses:
Warehouse and delivery	3,490	2,815	13,645	11,699
Selling, general and administrative	4,446	2,645	16,603	13,835
Amortization of intangible assets	291	187	829	564
(Gain) loss on sale of fixed assets and acquisition of business	19	(72)	(244)	(2,866)
Total operating expenses	8,246	5,575	30,833	23,232
OPERATING INCOME	2,964	85	13,475	6,406
Stock warrants revaluation	775	(69)	699	(261)
Interest expense, net	880	1,174	4,469	5,522
Income (loss) before income tax benefit	1,309	(1,020)	8,307	1,145
Income tax benefit	(163)	(81)	(163)	(81)
NET INCOME (LOSS)	$1,472	$(939)	$8,470	$1,226

BASIC NET INCOME (LOSS) PER COMMON SHARE	$0.15	$(0.10)	$0.87	$0.13
DILUTED NET INCOME (LOSS) PER COMMON SHARE	$0.14	$(0.10)	$0.83	$0.12

Weighted average shares outstanding – Basic	10,006	9,401	9,757	9,351
Diluted	10,472	9,401	10,156	9,863

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	Dec. 31, 2011	Dec. 31, 2010
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$550	$1,957
Trade receivables, net	14,171	10,190
Inventories	27,503	22,723
Prepaid expenses and other	2,161	2,258
Total current assets	44,385	37,128

Property, plant and equipment, net	22,978	23,172
Goodwill and other intangible assets, net	15,834	10,867
Deferred financing costs, net	1,898	325
Other non-current assets	675	3,325
TOTAL ASSETS	$85,770	$74,817

CURRENT LIABILITIES
Current maturities of long-term debt	$1,000	$16,983
Short-term borrowings	-	19,250
Accounts payable	10,915	8,204
Accrued liabilities	7,935	5,628
Total current liabilities	19,850	50,065

Long-term debt, less current maturities and discount	31,954	-
Deferred compensation and other	3,780	5,290
Deferred tax liabilities	1,344	1,326
TOTAL LIABILITIES	56,928	56,681

SHAREHOLDERS’ EQUITY	28,842	18,136
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$85,770	$74,817